                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
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+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
    Thiry                            Kent                              J
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                      21250 Hawthorne Boulevard, Suite 800
--------------------------------------------------------------------------------
                                   (Street)
    Torrance,                         CA                              90503
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol         DaVita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------
4.  Statement for Month/Year                      12/2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)              01/2002
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director   X  Officer         ___ 10% Owner    ___ Other (specify below)
    ---           ---
                        (give title below)

                         Chairman & CEO
                         --------------
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
      X Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

    ----------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/ -----------------------------------------------      End of               (D) or        ficial
                         Day/                                                         Month                Indirect      Owner-
                         Year)                                 (A) or                 (Instr. 3 and 4)     (I)           ship
                                         Code       V   Amount (D)       Price                             (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          02/13/2001   (1) A     V     81,168       A        $      0                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/12/2001       M          108,000       A        $ 5.1354                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/12/2001       S          108,000       D        $  22.25                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/14/2001       M           20,000       A        $ 5.1354                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/14/2001       S           20,000       D        $  22.19                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/19/2001       M           14,000       A        $ 5.1354                           D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/19/2001       S           14,000       D        $  23.47        85,334             D
------------------------------------------------------------------------------------------------------------------------------------
Commom Stock          12/28/2001       G     V      6,000       D        $      0        49,500             I              By Trust
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

           Potential persons who are to respond to the                    (Over)
           collection of information contained in this form      SEC 1474 (3-99)
           are not required to respond unless the form displays a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)        $5.1354            12/12/2001          M/(2)/                                     108,000

-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)        $5.1354            12/14/2001          M/(2)/                                      20,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)        $5.1354            12/19/2001          M/(2)/                                      14,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)        $ 15.40            02/13/2001          A/(2)/    V               300,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form of       of In-
                                 Date                                           ative       Secur-           De-           direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion                 Number of                      of               (I)           4)
                               cisable  Date     Title       Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                               /(3)/
Stock Options (Right to buy)   10/18/  01/26/  Common Stock  108,000         $0                                D
                               2000    2010
------------------------------------------------------------------------------------------------------------------------------------
                               /(3)/
Stock Options (Right to buy)   10/18/  01/26/  Common Stock   20,000         $0                                D
                               2000    2010
------------------------------------------------------------------------------------------------------------------------------------
                               /(3)/
Stock Options (Right to buy)   10/18/  01/26   Common Stock   14,000         $0             333,000            D
                               2000    2010
------------------------------------------------------------------------------------------------------------------------------------
                               /(4)/
Stock Options (Right to buy)   02/13/  02/13/  Common Stock  300,000         $0             300,000            D
                               2002    2006
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

See attached page(s)

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                 /s/ Kent J. Thiry                           August 30, 2002
                _______________________________             ___________________
                **Signature of Reporting Person                    Date

                Thiry, Kent J.
                21250 Hawthorne Boulevard, Suite 800
                Torrance, CA. 90503
                DaVita Inc. (DVA)
                12/2001

FORM 4 (continued) Explanation of Responses

Name: Thiry, Kent J.                Statement for Month/Year: 12/2001
      21250 Hawthorne Boulevard,                  Issuer Name: DaVita Inc. (DVA)
      Suite 800
      Torrance CA 90503

--------------------------------------------------------------------------------

Note: 1 Grant of Restricted Units which vest in three equal annual installments beginning on February 13, 2002. Mr Thiry has elected to defer vesting of the first and second installments until February 13, 2003 and February 13, 2004, respectively.

Note: 2 Nonqualified stock options granted under the First Amended and Restated 1997 Equity Compensation Plan.

Note: 3 Option for a total of 500,000 shares. The indicated option vests according to the following schedule: 125,000 shares vested on October 18, 2000, 125,000 shares vested on January 23, 2001, 125,000 shares vested on October 18, 2001 and 125,000 shares will vest on October 18, 2002.

Note: 4 The indicated option vests in four equal annual installments beginning on February 13, 2002.